Exhibit (a)(31)


FOR IMMEDIATE RELEASE          INVESTOR:   DANIEL M. HEALY
                                           EXECUTIVE VICE PRESIDENT
                                           CHIEF FINANCIAL OFFICER
                                           631-844-1258

                               PRESS:      KEKST AND COMPANY
                                           VICTORIA A. WELD
                                           212-521-4800


                    NORTH FORK DEMANDS THAT DIME BANCORP
                            CALL SPECIAL MEETING

                     NORTH FORK NAMES PROPOSED NOMINEES


         NEW YORK, AUGUST 10, 2000 -- North Fork Bancorporation, Inc. (NYSE:NFB) announced today that it submitted a demand to the Board of Directors of Dime Bancorp, Inc. to call a special meeting of Dime's stockholders so that they can decide who should fill seats currently occupied by the holdover directors who failed to be reelected at Dime's annual meeting in July. As previously announced, Dime's stockholders overwhelmingly rejected Dime's director nominees by more than a two-to-one margin. North Fork also said that it intends to propose the following persons to run in opposition to the Dime holdover directors: Geraldine Ferraro; Muriel Siebert; Josiah Austin; Warren Marcus; and A. Robert Towbin.

         "It is a fundamental principle of corporate democracy that shareholders decide who will manage their company," said John A. Kanas, Chairman, President and Chief Executive Officer of North Fork. "Having overwhelmingly rejected Dime's nominees for the five board seats, it is imperative that Dime shareholders be given the opportunity to decide who should fill the seats occupied by the holdover directors who have been divested of any legitimate claim to directorial power," he added.

         North Fork said its nominees are committed to seek a merger of Dime with a view toward maximizing value for Dime Stockholders. Background information on North Fork's nominees is set forth below.

         Ms. Ferraro is an attorney who has earned a place in history as the first woman to be nominated by a major party for vice-president of the United States. She has had an active career in public service as a supervising trial attorney in the office of the Queens District Attorney in New York City; as a member of Congress, and most recently, as the U.S. Ambassador to the United Nations Human Rights Commission. Since May 1999 she has been a consultant with Golin Harris McGinn, a global strategic communications firm. She is President of G & L Strategies, a practice group that deals with work place and consumer issues. She is a political analyst for Fox News, teacher at Georgetown University and a columnist for the New York Times Syndicate.

         Ms. Siebert is the founder and president of the only woman-owned New York Stock Exchange discount brokerage firm with a national presence, Muriel Siebert & Co, Inc. From 1977 to 1982, she was the Superintendent of Banking for New York State. Throughout her career, Ms. Siebert has been actively involved with a wide range of non-profit, civic and women's organizations. A few of her affiliations include: the boards of The New York State Business Council, the Guild Hall Museum, and the Greater New York Council of the Boy Scouts of America. Ms. Siebert is the recipient of countless awards and honors, such as: The Working Women's Hall of Fame, The International Women's Hall of Fame, the National Women's Hall of Fame and the Sara Lee Frontrunner Award in Business.

         Mr. Austin is an Arizona rancher and an experienced private investor in financial institution stocks. He is the sole Managing Member of El Coronado Holdings LLC, Pearce, AZ, a family investment company. Mr. Austin currently serves as a Director of Monterey Bay Bancorp, Inc., Watsonville, CA.

         Mr. Marcus is the founder, President and CEO of WRM Equity Management, Inc., a SEC-registered investment advisor established in 1983. WRM Equity invests exclusively in the publicly-traded equities of financial service companies (predominantly depository institutions), on behalf of two major pension funds. After beginning his career at Merrill Lynch and then at M.A. Schapiro and Co., a leading investment firm specializing in bank securities, Mr. Marcus joined a newly-established bank research operation at Salomon Brothers in 1964. In 1966 he was appointed manager of the Bank Stock Research Dep't., and was admitted as a General Partner of Salomon Brothers in 1972, a position he held until resigning in 1980. During the 20 years spent at M.A. Schapiro and Salomon, Mr. Marcus became widely recognized as one of the investment community's leading experts on banking. He was twice selected as the outstanding bank analyst in the U.S. in the annual research survey conducted by Institutional Investor magazine.

         Mr. Towbin is Co-Chairman of C.E. Unterberg, Towbin. In the mid- '90's Mr. Towbin served as President and CEO of the Russian-American Enterprise Fund (a U.S. government-owned investment fund) and later Vice Chairman of its successor fund, the U.S. Russia Investment Fund. He was a Managing Director of Lehman Brothers and co-Head, High Technology Investment Banking from January 1987 until January 1994. Prior to joining Lehman Brothers, Mr. Towbin was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies from 1959 to 1987. He serves on the Boards of the following public companies: Bradley Real Estate, Inc.; Gerber Scientific Inc.; Globalstar Telecommunications Ltd.; Globecomm Systems Inc.; K&F Industries; and TrueTime, Inc.

                                 * * * * *

Investors and security holders are advised to read North Fork's registration statement and tender offer statement with respect to its exchange offer for Dime common stock, and any amendments or supplements to each of these documents (when they become available), because each of these documents contains, or will contain, important information. Investors and security holders are also advised to read North Fork's proxy statement (when it becomes available) with respect to the persons nominated by North Fork to serve on the Dime board of directors in the event that a special meeting of Dime stockholders is called by Dime for the purpose of electing directors to the Dime board of directors. Investors and security holders may obtain a free copy of the exchange offer registration statement, the tender offer statement, the proxy statement (when it becomes available), any amendments or supplements to any of such documents (when they become available), and any other documents filed by North Fork with the SEC, at the SEC's Internet web site at www.sec.gov. Each of these documents may also be obtained free of charge by overnight mail or direct electronic transmission by calling North Fork's information agent, D.F. King & Co., Inc. toll-free at 1-800-755-7250.

North Fork, its directors and executive officers and the persons nominated by North Fork to serve on the Dime board of directors may be deemed to be "participants" in North Fork's solicitation of proxies from Dime stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in a statement on
Schedule 14A filed today by North Fork with the Securities and Exchange Commission.